Exhibit 99.1

Investor Contact:                         Media Contact:
Lindsey Opsahl                        Leslie Wojcik
SEI                                    SEI
+1 610-676-4052                        +1 610-676-4191
lopsahl@seic.com                        lwojcik@seic.com
Pages:        8

FOR IMMEDIATE RELEASE
SEI Reports First-Quarter 2020 Financial Results
OAKS, Pa., April 23, 2020 – SEI Investments Company (NASDAQ:SEIC) today announced financial results for the first-quarter 2020. Diluted earnings per share were $0.72 in first-quarter 2020 compared to $0.73 in first-quarter 2019.

Consolidated Overview
(In thousands, except earnings per share)	For the Three Months Ended March 31,
	2020	2019	%

Revenues	$414,762	$400,820	3%
Net income	109,242	113,981	(4)%
Diluted earnings per share	$0.72	$0.73	(1)%
“The world is coping with a pandemic that continues to cause unimaginable effects to our collective well-being. We thank the healthcare providers who are working to heal and protect us. Our employees’ health and safety have always been, and continue to be, our number one priority. We are incredibly proud of the resilience of our global workforce to transition into a new work environment while maintaining our operational integrity and service levels,” said Alfred P. West, Jr., SEI Chairman and CEO.
“Our workforce and operations remain strong in the face of COVID-19’s impact. Our ability to process a 300-400% increase in transaction activity within some areas of our business demonstrates the true power of our people and technology platforms. While the current market environment will make short-term revenue and profit growth difficult, our strengths shine best, it seems, when challenges are at their highest."
"We have a long-term view and a proven business model that are a strong foundation to help us work through periods of uncertainty. Among our assets are our resilient operations, predictable service delivery, a high-recurring revenue base, strong cash flow, a great client base, and most importantly, a high-quality and innovative workforce. All of these elements have allowed us to not only respond well, but to move forward. Our positive sales results speak to the momentum we are creating, while we make necessary adjustments to maintain sales through this crisis.”
“Despite the current market challenges, we continue to look toward the future. Our solutions will provide growth opportunities that will lead to increased shareholder value.”

Summary of First-Quarter Results by Business Segment

(In thousands)	For the Three Months Ended March 31,
	2020	2019	%
Private Banks:
Revenues	$113,221	$118,259	(4)%
Expenses	110,653	110,962	—%
Operating Profit	2,568	7,297	(65)%
Operating Margin	2%	6%

Investment Advisors:
Revenues	102,321	94,761	8%
Expenses	52,432	52,502	—%
Operating Profit	49,889	42,259	18%
Operating Margin	49%	45%

Institutional Investors:
Revenues	79,203	80,113	(1)%
Expenses	38,267	38,754	(1)%
Operating Profit	40,936	41,359	(1)%
Operating Margin	52%	52%

Investment Managers:
Revenues	116,629	104,649	11%
Expenses	74,289	69,066	8%
Operating Profit	42,340	35,583	19%
Operating Margin	36%	34%

Investments in New Businesses:
Revenues	3,388	3,038	12%
Expenses	10,910	5,940	84%
Operating Loss	(7,522)	(2,902)	NM

Totals:
Revenues	$414,762	$400,820	3%
Expenses	286,551	277,224	3%
Corporate Overhead Expenses	17,983	20,035	(10)%
Income from Operations	$110,228	$103,561	6%

First-Quarter Business Highlights:

•
Revenues from Asset management, administration, and distribution fees increased primarily from higher assets under administration in our Investment Managers segment due to sales of new business and market appreciation during 2019 and early 2020; however, this increase was partially offset by a decline in fees from assets under management due to the sharp market depreciation during March 2020, which negatively impacted our asset-based fee revenues.

•
Our average assets under administration increased $85.0 billion, or 14%, to $679.2 billion in the first-quarter 2020, as compared to $594.2 billion during the first-quarter 2019 (see attached Average Asset Balances schedules for further details).

•
Our average assets under management, excluding LSV, increased $14.0 billion, or 6%, to $237.2 billion in the first-quarter 2020, as compared to $223.2 billion during the first-quarter 2019 (see attached Average Asset Balances schedules for further details).

•
Information processing and software servicing fees in our Private Banks segment decreased by $4.7 million during the first-quarter 2020 due to decreased non-recurring fees and previously announced client losses.

•
Sales events, net of client losses, during first-quarter 2020 totaled approximately $35.1 million and are expected to generate net annualized recurring revenues of approximately $32.5 million when contract values are fully realized.

•
Expenses in our Investments in New Businesses segment grew approximately $5.0 million over first-quarter 2019. This increase is due primarily to our increased investment in new business opportunities, an IT Services offering and work related to our One SEI strategy announced last year.

•
Our earnings from LSV decreased by $7.4 million, or 20%, to $29.9 million in first-quarter 2020 as compared to $37.3 million in first-quarter 2019. The decrease in earnings was due to lower assets under management from negative cash flows from existing clients, the previously mentioned market depreciation during March 2020 and client losses.

•	We recorded a net loss on investments of approximately $4.0 million during the first-quarter 2020. This compares to a net gain of $1.3 million during the first-quarter 2019.

•
We capitalized $6.2 million of software development costs in first-quarter 2020 for continued enhancements to the SEI Wealth PlatformSM (SWP). Amortization expense related to SWP was $10.8 million in first-quarter 2020.

•	Our effective tax rates were 21.5% in first-quarter 2020 and 22.1% in first-quarter 2019.

•	We repurchased 2.4 million shares of our common stock for $127.4 million during the first-quarter 2020.

Earnings Conference Call
A conference call to review earnings is scheduled for 4:30 p.m. Eastern time on April 23, 2020. Investors may listen to the call at seic.com/ir-events. Investors may also listen to a replay by telephone at (USA) 866-207-1041; (International) 402-970-0847; Access Code: 9711830.

About SEI
After 50 years in business, SEI (NASDAQ:SEIC) remains a leading global provider of investment processing, investment management, and investment operations solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth.
As of March 31, 2020, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages, advises or administers $920 billion in hedge, private equity, mutual fund and pooled or separately managed assets, including $283 billion in assets under management and $632 billion in client assets under administration. For more information, visit seic.com.

This release contains forward looking statements within the meaning or the rules and regulations of the Securities and Exchange Commission. In some cases you can identify forward-looking statements by terminology such as ‘'may,’' '‘will,’' ‘'expect,’' ‘'believe’' and ‘'continue’' or ‘‘appear.’’ Our forward-looking statements include our current expectations as to:

•	revenue that we believe will be generated by sales events that occurred during the quarter,

•	the degree to which our business model provides a foundation during periods of uncertainty, and

•	whether our solutions will provide growth opportunities that will lead to shareholder value.
You should not place undue reliance on our forward-looking statements as they are based on the current beliefs and expectations of our management and subject to significant risks and uncertainties many of which are beyond our control or are subject to change. Although we believe the assumptions upon which we base our forward-looking statements are reasonable, they could be inaccurate. Some of the risks and important factors that could cause actual results to differ from those described in our forward-looking statements can be found in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

# # #

SEI INVESTMENTS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended March 31,
	2020	2019

Asset management, admin. and distribution fees	$331,853	$313,944
Information processing and software servicing fees	82,909	86,876

Total revenues	414,762	400,820

Subadvisory, distribution and other asset mgmt. costs	45,337	43,805
Software royalties and other information processing costs	7,447	8,128
Compensation, benefits and other personnel	131,481	130,335
Stock-based compensation	6,929	5,038
Consulting, outsourcing and professional fees	53,290	50,206
Data processing and computer related	22,704	20,992
Facilities, supplies and other costs	16,796	18,745
Amortization	13,077	12,679
Depreciation	7,473	7,331

Total expenses	304,534	297,259

Income from operations	110,228	103,561

Net (loss) gain on investments	(3,989)	1,279
Interest and dividend income	3,203	4,257
Interest expense	(152)	(157)
Equity in earnings of unconsolidated affiliate	29,907	37,317

Income before income taxes	139,197	146,257

Income taxes	29,955	32,276

Net income	$109,242	$113,981

Basic earnings per common share	$0.73	$0.74

Shares used to calculate basic earnings per share	149,468	153,310

Diluted earnings per common share	$0.72	$0.73

Shares used to calculate diluted earnings per share	152,368	156,541

SEI INVESTMENTS COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current Assets:
Cash and cash equivalents	$746,870	$841,446
Restricted cash	3,101	3,101
Receivables from investment products	51,612	54,165
Receivables, net of allowance for doubtful accounts of $1,281 and $1,201	358,130	340,358
Securities owned	31,420	33,486
Other current assets	42,017	32,289
Total Current Assets	1,233,150	1,304,845

Property and Equipment, net of accumulated depreciation of $360,148 and $353,453	173,255	160,859
Operating Lease Right-of-Use Assets	41,383	42,789
Capitalized Software, net of accumulated amortization of $454,776 and $442,677	290,427	296,068
Available for Sale and Equity Securities	110,558	116,917
Investments in Affiliated Funds, at fair value	3,753	5,988
Investment in Unconsolidated Affiliate	45,285	67,413
Goodwill	64,489	64,489
Intangible Assets, net of accumulated amortization of $9,694 and $8,773	27,066	27,987
Deferred Contract Costs	32,760	30,991
Deferred Income Taxes	2,603	2,822
Other Assets, net	33,302	30,202
Total Assets	$2,058,031	$2,151,370

Liabilities and Equity
Current Liabilities:
Accounts payable	$13,086	$4,423
Accrued liabilities	179,772	272,801
Current portion of long-term operating lease liabilities	8,715	9,156
Deferred revenue	5,978	7,185
Total Current Liabilities	207,551	293,565

Long-term Income Taxes Payable	803	803
Deferred Income Taxes	53,991	55,722
Long-term Operating Lease Liabilities	37,008	38,450
Other Long-term Liabilities	24,412	24,052
Total Liabilities	323,765	412,592

Shareholders' Equity:
Common stock, $0.01 par value, 750,000 shares authorized; 147,903 and 149,745 shares issued and outstanding	1,479	1,497
Capital in excess of par value	1,170,649	1,158,900
Retained earnings	597,486	601,885
Accumulated other comprehensive loss, net	(35,348)	(23,504)
Total Shareholders' Equity	1,734,266	1,738,778
Total Liabilities and Shareholders' Equity	$2,058,031	$2,151,370

ENDING ASSET BALANCES
(In millions) (Unaudited)

	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Mar. 31,
	2019	2019	2019	2019	2020
Private Banks:
Equity and fixed-income programs	$22,369	$22,563	$22,580	$23,851	$21,160
Collective trust fund programs	4	4	4	4	5
Liquidity funds	3,753	3,322	3,695	3,405	4,143
Total assets under management	$26,126	$25,889	$26,279	$27,260	$25,308
Client assets under administration	22,886	23,387	23,985	25,801	21,497
Total assets	$49,012	$49,276	$50,264	$53,061	$46,805

Investment Advisors:
Equity and fixed-income programs	$61,277	$64,591	$65,059	$67,895	$54,856
Collective trust fund programs	5	6	4	4	2
Liquidity funds	4,362	2,618	2,673	2,887	5,969
Total assets under management	$65,644	$67,215	$67,736	$70,786	$60,827

Institutional Investors:
Equity and fixed-income programs	$82,578	$82,335	$82,659	$84,291	$72,399
Collective trust fund programs	79	78	81	83	94
Liquidity funds	2,529	2,173	2,290	1,746	3,672
Total assets under management	$85,186	$84,586	$85,030	$86,120	$76,165
Client assets under advisement	3,694	3,598	4,467	3,948	3,406
Total assets	$88,880	$88,184	$89,497	$90,068	$79,571

Investment Managers:
Collective trust fund programs	49,232	51,838	53,169	58,070	48,226
Liquidity funds	704	472	477	479	392
Total assets under management	$49,936	$52,310	$53,646	$58,549	$48,618
Client assets under administration (A)	585,997	607,086	637,986	657,541	610,794
Total assets	$635,933	$659,396	$691,632	$716,090	$659,412

Investments in New Businesses:
Equity and fixed-income programs	$1,466	$1,566	$1,621	$1,688	$1,484
Liquidity funds	218	141	132	158	152
Total assets under management	$1,684	$1,707	$1,753	$1,846	$1,636
Client assets under advisement	729	887	825	1,343	1,056
Total assets	$2,413	$2,594	$2,578	$3,189	$2,692

LSV Asset Management:
Equity and fixed-income programs (B)	$103,163	$103,575	$100,295	$107,476	$70,851

Total:
Equity and fixed-income programs (C)	$270,853	$274,630	$272,214	$285,201	$220,750
Collective trust fund programs	49,320	51,926	53,258	58,161	48,327
Liquidity funds	11,566	8,726	9,267	8,675	14,328
Total assets under management	$331,739	$335,282	$334,739	$352,037	$283,405
Client assets under advisement	4,423	4,485	5,292	5,291	4,462
Client assets under administration (D)	608,883	630,473	661,971	683,342	632,291
Total assets	$945,045	$970,240	$1,002,002	$1,040,670	$920,158

(A)	Client assets under administration in the Investment Managers segment include $50.4 billion of assets that are at fee levels below our normal full-service assets (as of March 31, 2020).

(B)	Equity and fixed-income programs include $1.3 billion of assets managed by LSV in which fees are based on performance only (as of March 31, 2020).

(C)	Equity and fixed-income programs include $8.4 billion of assets invested in various asset allocation funds at March 31, 2020.

(D)	In addition to the numbers presented, SEI also administers an additional $11.5 billion in Funds of Funds assets (as of
March 31, 2020) on which SEI does not earn an administration fee.

AVERAGE ASSET BALANCES
(In millions) (Unaudited)

	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.
	2019	2019	2019	2019	2020
Private Banks:
Equity and fixed-income programs	$21,831	$22,088	$22,432	$23,106	$24,657
Collective trust fund programs	4	4	4	4	4
Liquidity funds	3,706	3,388	3,625	3,581	3,581
Total assets under management	$25,541	$25,480	$26,061	$26,691	$28,242
Client assets under administration	22,098	23,124	23,717	24,930	24,840
Total assets	$47,639	$48,604	$49,778	$51,621	$53,082

Investment Advisors:
Equity and fixed-income programs	$58,732	$62,419	$64,761	$66,371	$64,933
Collective trust fund programs	5	6	5	4	3
Liquidity funds	5,298	3,465	2,580	2,673	3,284
Total assets under management	$64,035	$65,890	$67,346	$69,048	$68,220

Institutional Investors:
Equity and fixed-income programs	$81,725	$82,597	$82,398	$83,304	$79,926
Collective trust fund programs	79	78	80	82	86
Liquidity funds	2,375	2,342	2,287	2,106	2,342
Total assets under management	$84,179	$85,017	$84,765	$85,492	$82,354
Client assets under advisement	3,494	3,641	3,797	4,106	3,760
Total assets	$87,673	$88,658	$88,562	$89,598	$86,114

Investment Managers:
Collective trust fund programs	47,322	50,108	52,587	55,499	55,952
Liquidity funds	559	497	460	642	617
Total assets under management	$47,881	$50,605	$53,047	$56,141	$56,569
Client assets under administration (A)	572,065	600,509	630,328	646,592	654,386
Total assets	$619,946	$651,114	$683,375	$702,733	$710,955

Investments in New Businesses:
Equity and fixed-income programs	$1,394	$1,436	$1,609	$1,649	$1,663
Liquidity funds	202	178	142	145	168
Total assets under management	$1,596	$1,614	$1,751	$1,794	$1,831
Client assets under advisement	708	917	842	1,044	1,222
Total assets	$2,304	$2,531	$2,593	$2,838	$3,053

LSV Asset Management:
Equity and fixed-income programs (B)	$104,517	$102,919	$100,094	$104,814	$88,059

Total:
Equity and fixed-income programs (C)	$268,199	$271,459	$271,294	$279,244	$259,238
Collective trust fund programs	47,410	50,196	52,676	55,589	56,045
Liquidity funds	12,140	9,870	9,094	9,147	9,992
Total assets under management	$327,749	$331,525	$333,064	$343,980	$325,275
Client assets under advisement	4,202	4,558	4,639	5,150	4,982
Client assets under administration (D)	594,163	623,633	654,045	671,522	679,226
Total assets	$926,114	$959,716	$991,748	$1,020,652	$1,009,483

(A)	Average client assets under administration in the Investment Managers segment during first-quarter 2020 include $49.8 billion that are at fee levels below our normal full-service assets.

(B)	Equity and fixed-income programs include $1.9 billion of average assets managed by LSV in which fees are based on performance only during first-quarter 2020.

(C)	Equity and fixed-income programs include $7.0 billion of average assets invested in various asset allocation funds during first-quarter 2020.

(D)
In addition to the numbers presented, SEI also administers an additional $11.5 billion of average assets in Funds of Funds assets during first-quarter 2020 on which SEI does not earn an administration fee.